EXHIBIT 99.1

The share exchange described in this notice involves the securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

June 9, 2021

To Whom It May Concern:

Company name:	YAMADA HOLDINGS CO., LTD.
Name of representative:	Tsuneo Mishima, Representative Director, President and COO
(Securities code: 9831; First Section of the Tokyo Stock Exchange)
Inquiries:	Koichi Kiyomura, Executive Officer, General Counsel, Corporate Planning Office
(Tel: 0570-078-181)

Company name:	OTSUKA KAGU, LTD.
Name of representative:	Tsuneo Mishima, Representative Director, Chairman and President
(Securities code: 8186; JASDAQ)
Inquiries:	Haruo Sano, Board Director and Senior Managing Executive Officer; General Manager, Corporate Administration Division and General Manager, Corporate Planning Department
(Tel: 03-5530-5566);

Notice of the Execution of a Share Exchange Agreement

(Simplified Share Exchange) by YAMADA HOLDINGS CO., LTD.

to Make OTSUKA KAGU, LTD. a Wholly-Owned Subsidiary

YAMADA HOLDINGS CO., LTD. (“YAMADA HOLDINGS”) and OTSUKA KAGU, LTD. (“OTSUKA KAGU,”) hereby announce that their respective meetings of the board of directors held today passed a resolution to conduct a share exchange (the “Share Exchange”) in which YAMADA HOLDINGS will become the wholly-owning parent company and OTSUKA KAGU will become the wholly-owned subsidiary, and that YAMADA HOLDINGS and OTSUKA KAGU entered into a share exchange agreement (the “Share Exchange Agreement”).

In accordance with Article 796, Paragraph 2 of the Companies Act (Act No. 86 of 2005 includes subsequent amendments; the same applies below), the Share Exchange will be conducted by YAMADA HOLDINGS through a simplified share exchange procedure that does not require approval by a resolution of the shareholder’s meeting. For OTSUKA KAGU, the Share Exchange Agreement will be approved at the Ordinary General Meeting of Shareholders of OTSUKA KAGU scheduled to be held on July 29, 2021. The Share Exchange is scheduled to take effect on September 1, 2021.

Prior to the effective date of the Share Exchange (scheduled for September 1, 2021), shares of common stock of OTSUKA KAGU (“OTSUKA KAGU Shares”) will be delisted as of August 30, 2021, on the JASDAQ Standard Market (“JASDAQ”) of Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) (the last trading day will be August 27, 2021).

1. Purpose of making the OTSUKA KAGU a wholly-owned subsidiary through the Share Exchange

Since its establishment in 1973 as a sole proprietorship, YAMADA HOLDINGS has sought to be a corporate group that continues to grow together with society through constant innovation, based on the management philosophy of “creation and challenge” and “gratitude and trust” as a specialty retailer of home appliances. YAMADA HOLDINGS has been building a new business model as an electronics retail store by overturning the conventional thinking of the industry with innovative ideas, and will continue to expand through proactive forward-looking management, while strengthening its financial structure by steadily implementing capital policies, and strengthening its management resource base. YAMADA HOLDINGS has been working to enhance its corporate value based on the concept of “the whole life” as a lifestyle facilitator with the home electric appliance sales business as its core. However, in order to further enhance the management efficiency and governance of the entire group, YAMADA HOLDINGS shifted to a holding company structure on October 1, 2020, and from July 1, 2021 (planned), planned to implement a reorganization, etc. as the five business segments of “Denki (Electrical Business),” “Housing and Construction,” “Finance,” “Environment,” and “Other Division.” By shifting to a holding company structure, YAMADA HOLDINGS separated management and supervision from business execution, and focuses on comprehensive control, including the planning and drafting of management strategies for the sustainable growth and development of the group, thereby building a structure that further strengthens group governance. Under the new structure with clearly defined business responsibilities, YAMADA-DENKI Co., Ltd. (“YAMADA DENKI”) concentrates on the sales of home appliances and information appliances and the execution of business operations of the product sales business related to housing, thereby improving the management efficiency of the entire YAMADA HOLDINGS group and further enhancing its corporate value. In addition, through such means as the reorganization of the organizational structure scheduled for July 1, 2021, YAMADA HOLDINGS will accelerate independent business activities by each segment and build a structure that further strengthens group governance, with the aim of promptly promoting the “Total-Living (Kurashi-Marugoto)” strategy and increasing corporate value through the SDGs and ESG initiatives. Going forward, YAMADA HOLDINGS will continue to take on a variety of challenges for sustainable growth and development in the future through initiatives such as the development of new business areas centered on home appliance sales and the promotion of structural reforms.

Since its founding in 1969, OTSUKA KAGU has had a mission to provide “quality living” as a comprehensive interior company, and offers excellent products from all over the world at reasonable prices with satisfying service. OTSUKA KAGU is a wholesale and retail business that directly deals with manufacturers, having approximately 340 domestic and overseas suppliers of products, and 15 stores in major cities nationwide and one sales office (as of June 9, 2021). In addition, OTSUKA KAGU has a contract business division that handles furniture and interiors for large-scale projects such as hotels, and has been actively developing its business with corporate clients.

In February 2019, YAMADA HOLDINGS and OTSUKA KAGU reached a basic agreement on a business alliance in order to mutually utilize their respective strengths to contribute to the development of society as well as the home appliance retail industry and the furniture and interior industry, and in turn, to contribute to the enhancement of their corporate value. OTSUKA KAGU has provided products and know-how in furniture sales and human resources to the “Kaden Sumairu Kan” operated by YAMADA HOLDINGS, and YAMADA HOLDINGS and OTSUKA KAGU collaborated in the supply of home appliances and furniture to hotels, offices, etc. in the corporate sector. In order to further strengthen collaboration, YAMADA HOLDINGS and OTSUKA KAGU signed a capital and business alliance agreement on December 12, 2019, under which YAMADA HOLDINGS subscribed for 30,000,000 shares in OTSUKA KAGU and 90,000 units of Series 3 Subscription Rights to Shares (defined below) through a third-party allotment, and became the parent company of OTSUKA KAGU, holding 30,000,000 shares (the ratio to the number of shares obtained by subtracting the number of treasury shares (470,054 shares) from the total number of issued shares (58,356,300 shares): 51.83% (as of April 30, 2021)). Since then, YAMADA HOLDINGS and OTSUKA KAGU have continued to jointly develop products, expand sales through the online business of YAMADA HOLDINGS, and strengthen cooperation in the corporate sector; furthermore, we believe that this collaborative relationship is contributing to the progress of OTSUKA KAGU’s reforms and the development of the YAMADA HOLDINGS group.

However, YAMADA HOLDINGS has recognized that the current consolidated parent-subsidiary relationship based on the premise of maintaining the listing of OTSUKA KAGU is insufficient to accurately seize business opportunities and achieve more flexible and agile reforms in response to the rapidly changing environment surrounding the furniture sales industry, including a decline in demand for new construction and the rise of e-commerce, in addition to budget-minded consumers. Based on this recognition, YAMADA HOLDINGS has decided that making OTSUKA KAGU a wholly-owned subsidiary of YAMADA HOLDINGS will further strengthen the collaborative relationship and enable swift and flexible decision-making and thorough implementation of policies within the YAMADA HOLDINGS group, which will not only enhance the corporate value of OTSUKA KAGU but also that of the YAMADA HOLDINGS group; accordingly, YAMADA HOLDINGS has requested OTSUKA KAGU to hold discussions toward making it a wholly-owned subsidiary through the Share Exchange in February 2021.

OTSUKA KAGU has worked to increase its corporate value by working with YAMADA HOLDINGS to increase sales of furniture and home appliances by offering total solutions for the home. While these initiatives have progressed to a certain extent, we recognize that the business environment surrounding OTSUKA KAGU is still challenging due to factors such as the contraction of the furniture market resulting from a decrease in the number of new housing starts and intensifying competition due to the presence of competitors. In addition, OTSUKA KAGU recognizes that there are management issues such as: the reduction of sales opportunities as a result of the closure of stores and the reduction of floor space in order to improve the profit structure and reduce costs; a structural conflict of interest with YAMADA HOLDINGS; operating income and operating cash flow have been negative since the fiscal year ended December 2016; and significant doubts about the company’s ability to continue as a going concern based on financial statements (the “GC Note”), making it difficult to make aggressive investments.

OTSUKA KAGU faces severe business conditions and management issues as described above, and in order to promptly address these issues, we recognize the need to undertake and implement swift and drastic business structural reforms to expand sales opportunities, stabilize its financial base, and enable the execution of active investments (the restoration of its brand image which has been tarnished by the proxy fight, etc. in 2015). However, we believe there is a limitation on the implementation of these measures based on OTSUKA KAGU’s own management resources and financial base. Since OTSUKA KAGU has minority shareholders, the management resources and financial support provided by YAMADA HOLDINGS to OTSUKA KAGU by the current capital and business alliance are limited. Also, it is difficult for us to make prompt decisions due to conflicts of interest. In addition, in light of the situation concerning the GC note, if OTSUKA KAGU remains listed, it is necessary to conduct management that places a certain weight on the maintenance of business performance in the short term; therefore, the possibility cannot be denied that the need for structural reform from a medium- to long-term perspective will not be valued by the market, which may adversely affect the share price of OTSUKA KAGU.

Under these circumstances, OTSUKA KAGU believes that by becoming a wholly-owned subsidiary of YAMADA HOLDINGS, which is the parent company of OTSUKA KAGU and which operates the electrical appliance and housing businesses that are closely related to OTSUKA KAGU, OTSUKA KAGU will be able to further strengthen its alliance with YAMADA HOLDINGS, receive aggressive investment of management resources and financial support from YAMADA HOLDINGS, resolve the issue of structural conflicts of interest among group companies, and that by making OTSUKA KAGU a non-listed company, OTSUKA KAGU will be able to build a system that can realize its management strategy from a medium- to long-term perspective, including the implementation of drastic structural reforms, without being bound by short-term appraisals from the stock market, based on flexible decision-making. As a result, OTSUKA KAGU believes that becoming a wholly-owned subsidiary of YAMADA HOLDINGS by the Share Exchange will contribute to enhancing OTSUKA KAGU’s corporate value.

More specifically, if OTSUKA KAGU becomes a wholly-owned subsidiary of YAMADA HOLDINGS by the Share Exchange, it will be possible to receive more aggressive investment of management resources and financial support from YAMADA HOLDINGS than before; moreover, it will receive the following benefits: (1) increase the number of OTSUKA KAGU products offered at existing stores of YAMADA DENKI, strengthen sales capabilities through the mutual use of sales networks, enable the exchange of personnel, etc.; (2) eliminate the problems related to the implementation of structural reforms caused by giving consideration to OTSUKA KAGU’s minority shareholders and the consequent aggressive mutual investment of management resources, as well as eliminate structural conflicts of interest and conduct prompt and efficient intergroup transactions; (3) accelerate the opening of new stores, refurbish existing stores, reinforce advertising, invest in EC and DX, etc., by stabilizing the financial base; (4) unify joint purchase, joint import and foreign exchange management, enable investments to improve logistics efficiency and make effective use of warehouses, and other investments in core systems to improve management efficiency and realize cost synergies; and (5) reduce listing maintenance costs, etc.

YAMADA HOLDINGS and OTSUKA KAGU have held a series of discussions, and have decided that making OTSUKA KAGU a wholly-owned subsidiary of YAMADA HOLDINGS will enable flexible decision-making, and more strongly demonstrate group synergies from a medium- to long-term perspective by utilizing the management resources and networks of the entire Yamada Holdings group, as well as flexible fund-raising within the group. As a result, YAMADA HOLDINGS and OTSUKA KAGU have determined that making OTSUKA KAGU a wholly-owned subsidiary through the Share Exchange will contribute to the enhancement of their corporate value. In addition, YAMADA HOLDINGS and OTSUKA KAGU believe that in order for OTSUKA KAGU to further promote its reforms and achieve sustainable growth, it is necessary for OTSUKA KAGU to be delisted from the stock exchange to enable flexible decision-making, unconstrained by short-term stock market valuations. Through the Share Exchange, YAMADA HOLDINGS and OTSUKA KAGU will aim to improve their corporate value by improving management flexibility, further strengthening group strategies, and improving management efficiency by reducing costs associated with the dissolution of the parent-subsidiary listing.

2. Summary of the Share Exchange

(1) Schedule of the Share Exchange

Record Date of the Ordinary General Meeting of Shareholders (OTSUKA KAGU)	April 30, 2021
Date of Board of Directors’ resolution to enter into the Share Exchange Agreement (YAMADA HOLDINGS and OTSUKA KAGU)	June 9, 2021
Date of the Share Exchange Agreement (YAMADA HOLDINGS and OTSUKA KAGU)	June 9, 2021
Date of the Ordinary General Meeting of Shareholders (OTSUKA KAGU)	July 29, 2021 (tentative)
Last trading day (OTSUKA KAGU)	August 27, 2021 (tentative)
Delisting date (OTSUKA KAGU)	August 30, 2021 (tentative)
Effective date of the Share Exchange	September 1, 2021 (tentative)

Note 1:	In accordance with Article 796, Paragraph 2 of the Companies Act, YAMADA HOLDINGS plans to implement the Share Exchange through a simplified share exchange procedure that does not require approval by resolution of the shareholder’s meeting.

Note 2:	The above schedule may be changed upon consultation and agreement between YAMADA HOLDINGS and OTSUKA KAGU if necessary, to ensure the progress of the procedures of the Share Exchange or for other reasons. Any changes to the above schedule will be announced promptly, if they occur.

(2) Method of the Share Exchange

The Share Exchange will be one whereby YAMADA HOLDINGS will become the wholly-owning parent company and OTSUKA KAGU will become the wholly-owned subsidiary. In accordance with Article 796, Paragraph 2 of the Companies Act, the Share Exchange will be conducted by YAMADA HOLDINGS through a simplified share exchange procedure that does not require approval by a resolution of the shareholder’s meeting. For OTSUKA KAGU, the Share Exchange Agreement will be approved at the Ordinary General Meeting of Shareholders of OTSUKA KAGU scheduled to be held on July 29, 2021. The Share Exchange is scheduled to take effect on September 1, 2021.

(3) Allotment in the Share Exchange

	YAMADA HOLDINGS (wholly-owning parent company)	OTSUKA KAGU (wholly-owned subsidiary)
Allotment ratio for the Share Exchange	1	0.58
Number of shares to be delivered in the Share Exchange	Common stock of YAMADA HOLDINGS: 16,174,022 shares (planned)

Note 1: Share allotment ratio

For each share of OTSUKA KAGU, 0.58 shares of YAMADA HOLDINGS common stock (“YAMADA HOLDINGS Shares”) will be allotted. However, no shares will be allotted in the Share Exchange for the OTSUKA KAGU Shares of which YAMADA HOLDINGS holds (30,000,000 shares as of June 9, 2021). In the event of any significant changes to the terms and conditions that provide the basis for the calculations, the share allotment ratio in the Share Exchange set out in the table above (the “Share Exchange Ratio”) may be modified upon consultation and agreement between YAMADA HOLDINGS and OTSUKA KAGU.

Note 2 Number of the YAMADA HOLDINGS Shares to be delivered in the Share Exchange

Upon the Share Exchange, YAMADA HOLDINGS will deliver the number of YAMADA HOLDINGS Shares calculated based on the Share Exchange Ratio as described in the table above to the shareholders of OTSUKA KAGU (referring to the shareholders after the cancellation of treasury stock as described below and excluding YAMADA HOLDINGS) as of the time immediately prior to the time at which YAMADA HOLDINGS acquires all of the issued shares in OTSUKA KAGU (excluding the OTSUKA KAGU Shares held by YAMADA HOLDINGS) under the Share Exchange (the “Record Time”), in exchange for OTSUKA KAGU Shares being owned by these shareholders. YAMADA HOLDINGS plans to use its treasury shares (146,871,443 shares as of March 31, 2021) as shares to be delivered through the Share Exchange, and does not plan to issue new shares upon allotment to the Share Exchange.

In accordance with a resolution of the Board of Directors of OTSUKA KAGU to be held no later than the day before the effective date of the Share Exchange, OTSUKA KAGU will cancel all of the treasury shares that it holds at the Record Time (including the shares to be acquired by OTSUKA KAGU in response to dissenting shareholders’ share purchase demands under Article 785, Paragraph 1 of the Companies Act that are exercised in relation to the Share Exchange) at the Record Time. The number of YAMADA HOLDINGS Shares to be allotted and delivered through the Share Exchange is subject to change due to the exercise of the Series 1 Subscription Rights to Shares (defined below) and the Series 2 Subscription Rights to Shares (defined below), and the repurchase and cancellation of treasury shares by OTSUKA KAGU, and other reasons.

Note 3: Treatment of shares constituting less than one unit (tangen miman kabushiki)

Shareholders of OTSUKA KAGU who will hold YAMADA HOLDINGS Shares constituting less than one unit (less than 100 shares) as a result of the Share Exchange may use the following systems relating to YAMADA HOLDINGS Shares. Shares constituting less than one unit cannot be sold on the financial instruments exchange market.

1)	Buyback program of shares constituting less than one unit (sale of shares less than one unit 100 shares)

This is based on Article 192, Paragraph 1 of the Companies Act, whereby shareholders who hold YAMADA HOLDINGS Shares constituting less than one unit may request that YAMADA HOLDINGS purchase from them the shares constituting less than one unit that they hold and allow them to sell such shares to YAMADA HOLDINGS.

2)	Top-up program of shares constituting less than one unit (top up to one unit 100 shares)

This is based on Article 194, Paragraph 1 of the Companies Act and Articles of Incorporation of YAMADA HOLDINGS, whereby shareholders who hold YAMADA HOLDINGS Shares constituting less than one unit may request that YAMADA HOLDINGS sell them the number of YAMADA HOLDINGS Shares that, together with the number of shares constituting less than one unit held by them, will constitute one unit (100 shares), and allow them to purchase such shares.

Note 4: Treatment of fractions less than one share

With respect to the shareholders of OTSUKA KAGU who will receive the allotment of any fraction less than one share of YAMADA HOLDINGS upon the Share Exchange, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, YAMADA HOLDINGS will sell YAMADA HOLDINGS Shares equivalent to the total number of such fractions (any fraction of less than one share in the total number will be rounded down), and the sale proceeds will be paid in cash to such shareholders in proportion to such fractions they have.

(4) Handling of subscription rights to shares in connection with the Share Exchange

OTSUKA KAGU issued the first series subscription rights to shares on March 4, 2019 (“Series 1 Subscription Rights to Shares”), and the second series subscription rights to shares on April 1, 2019 (“Series 2 Subscription Rights to Shares”). With respect to these subscription rights to shares, YAMADA HOLDINGS will deliver the subscription rights to YAMADA HOLDINGS Shares, in accordance with the Share Exchange Agreement, as set out in the table below to those who hold such subscription rights to shares at the Record Time. The terms and conditions of the subscription rights to YAMADA HOLDINGS Shares to be granted are as follows: The prices obtained by dividing the respective exercise prices of the Series 1 Subscription Rights to Shares and the Series 2 Subscription Rights to Shares of OTSUKA KAGU (“exercise price” here means the price per one share of common stock, which is used when calculating the number of common shares to be delivered through exercise of the subscription rights to shares; hereinafter the same) by the Share Exchange Ratio of 0.58 will be the exercise prices of the subscription rights to YAMADA HOLDINGS Shares, and the number of OTSUKA KAGU Shares or YAMADA HOLDING Shares underlying one of each such subscription right to shares will be the largest whole number that can be obtained by dividing 46,000 yen by the respective exercise price (any fractional shares of less than one share will be discarded).

The third series subscription rights to shares issued by OTSUKA KAGU on December 30, 2019 (“Series 3 Subscription Rights to Shares”), also remains outstanding as of June 9, 2021. Since YAMADA HOLDINGS holds all of them, the subscription rights to YAMADA HOLDINGS Shares will not be delivered to YAMADA HOLDINGS, which is the holder of such subscription rights to shares.

OTSUKA KAGU has not issued any bonds with subscription rights to shares.

Subscription rights to shares issued by OTSUKA KAGU				Subscription rights to shares to be issued by YAMADA HOLDINGS
	Number of units (total)	Number of shares underlying the Subscription Rights to Shares (Note 1)	Exercise price (Note 2)		Number of units (total)	Number of shares underlying the Subscription Rights to Shares (Note 3)	Exercise price (Note 2) (Note 4)
Series 1 Subscription Rights to Shares	65,000 units	6,825,000 shares	437 yen	Series 1 Subscription Rights to Shares	65,000 units	3,965,000 shares	753 yen
Series 2 Subscription Rights to Shares	18,000 units	1,890,000 shares	437 yen	Series 2 Subscription Rights to Shares	18,000 units	1,098,000 shares	753 yen

Note 1:	The shares underlying the subscription rights to shares are OTSUKA KAGU Shares, and the above table shows the number of shares obtained by multiplying 105 OTSUKA KAGU Shares underlying each subscription right to shares by the total number of subscription rights to shares. However, in the case where a holder of subscription rights to shares exercises multiple subscription rights to shares concurrently, the number of OTSUKA KAGU Shares to be delivered will be the largest whole number that can be obtained by multiplying the number of such subscription rights to shares being exercised by the relevant subscription right to shares holder by 46,000 yen and then dividing such amount by the exercise price (any fractional shares of less than one share will be discarded).

Note 2:

The exercise price of each subscription right to shares is the amount per one share of common stock underlying the subscription rights to shares used in calculating the number of common shares to be delivered through the exercise of the respective subscription rights to shares.

Note 3:

The shares underlying the subscription rights to shares are YAMADA HOLDINGS Shares, and the above table shows the number of shares obtained by multiplying 61 YAMADA HOLDINGS Shares underlying each subscription right to shares by the total number of subscription rights to shares. However, in the case where a holder of subscription rights to shares exercises multiple subscription rights to shares concurrently, the number of YAMADA HOLDINGS Shares to be delivered will be the largest whole number that can be obtained by multiplying the number of such subscription rights to shares being exercised by the relevant subscription right to shares holder by 46,000 yen and then dividing such amount by the exercise price (any fractional shares of less than one share will be discarded).

Note 4:

The exercise price of the subscription rights to shares to be issued by YAMADA HOLDINGS is the amount obtained by dividing the exercise price of the Series 1 Subscription Rights to Shares and the Series 2 Subscription Rights to Shares issued by OTSUKA KAGU by the Share Exchange Ratio of 0.58. (In the above table, the figures are rounded down to the nearest whole number.)

3. Basis for the allocation concerning the Share Exchange

(1) Basis and reasons for the allocation

As described in 1. “Purpose of making OTSUKA KAGU a wholly-owned subsidiary through the Share Exchange” above, YAMADA HOLDINGS proposed in February 2021 that it make OTSUKA KAGU a wholly-owned subsidiary through the Share Exchange. After earnest discussions and negotiations, YAMADA HOLDINGS and OTSUKA KAGU reached the conclusion that the best course of action for increasing their corporate value as a whole is that YAMADA HOLDINGS will make OTSUKA KAGU a wholly-owned subsidiary.

In order to ensure fairness and appropriateness in calculating the Share Exchange Ratio that will be applied to the Share Exchange described in 2.(3) “Allotment in the Share Exchange” above, YAMADA HOLDINGS and OTSUKA KAGU, respectively and separately, decided to request a third-party valuation institution independent from them to calculate the share exchange ratio. YAMADA HOLDINGS appointed Nomura Securities Co., Ltd. (“Nomura Securities”), and OTSUKA KAGU appointed Deloitte Tohmatsu Financial Advisory LLC (“Deloitte Tohmatsu Financial Advisory”) as the third-party valuation institutions.

As described below in (4) “Measures to ensure fairness,” based on the valuation report concerning the Share Exchange Ratio received on June 9, 2021, from Nomura Securities, which is a third-party valuation institution, and based on advice from Nishimura & Asahi, which is YAMADA HOLDINGS’ legal advisor, and after careful discussions and negotiations, YAMADA HOLDINGS came to the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of YAMADA HOLDINGS. Accordingly, YAMADA HOLDINGS concluded that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

As described below in (4) “Measures to ensure fairness,” based on the valuation report concerning the Share Exchange Ratio (the “Share Exchange Ratio Valuation Report”) received on June 8, 2021, from Deloitte Tohmatsu Financial Advisory, which is a third-party valuation institution, and advice from the Tokyo Office of Kitahama Partners (“Kitahama Partners”), which is OTSUKA KAGU’s legal advisor, and based on instructions and advice from a special committee consisting of independent members who do not have any interests in YAMADA HOLDINGS, which is the controlling shareholder (details of the special committee are as described below in (5) “Measures to avoid conflicts of interest”), OTSUKA KAGU carefully and repeatedly engaged in discussions and negotiations and received a response to referrals (toshinsho) from the special committee. OTSUKA KAGU then came to the conclusion that the Share Exchange Ratio is appropriate and that it will contribute to the interests of the shareholders of OTSUKA KAGU. Accordingly, OTSUKA KAGU concluded that conducting the Share Exchange with the Share Exchange Ratio is appropriate.

In addition to the foregoing, YAMADA HOLDINGS and OTSUKA KAGU engaged in a careful review, based on the results of the due diligence conducted by each company with respect to the other company, and repeatedly held negotiations and consultations with each other while taking into consideration the financial condition, the current trends of performance and future prospects, the share price trends of each company and other related factors in a comprehensive manner. As a result, YAMADA HOLDINGS and OTSUKA KAGU came to the conclusion that the Share Exchange Ratio is appropriate and contributes to the interests of their respective shareholders. Therefore, they executed the Share Exchange Agreement based on the resolutions of the respective Board of Directors meetings held today with respect to the implementation of the Share Exchange based on the Share Exchange Ratio.

According to the Share Exchange Agreement, the Share Exchange Ratio may be subject to change upon consultation and agreement between YAMADA HOLDINGS and OTSUKA KAGU in the case of any material changes to the conditions that are the basis of the calculation.

(2) Matters concerning the calculation

(i) Names of the valuation institutions and their relationships with YAMADA HOLDINGS and OTSUKA KAGU

Both Nomura Securities, which is acting as a third-party valuation institution of YAMADA HOLDINGS, and Deloitte Tohmatsu Financial Advisory, which is acting as a third-party valuation institution of OTSUKA KAGU, are valuation institutions independent of YAMADA HOLDINGS and OTSUKA KAGU, are not related parties of YAMADA HOLDINGS and OTSUKA KAGU, and do not have any material interest to be noted in connection with the Share Exchange.

(ii) Outline of the calculation

As YAMADA HOLDINGS Shares are listed on a financial instruments exchange market and a share price exists, Nomura Securities adopted the average market price analysis for the calculation. (Nomura Securities set June 8, 2021, as the reference date and used the closing share price on the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent five 5 business days from June 2, 2021, the most recent one (1) month from May 10, 2021, the most recent three 3 months from March 9, 2021, and the most recent six 6 months from December 9, 2020, each ending on the reference date.)

As OTSUKA KAGU Shares are listed on a financial instruments exchange market and a share price exists, Nomura Securities adopted the average market price analysis for the calculation. (Nomura Securities set June 8, 2021, as the reference date and used the closing share price of OTSUKA KAGU on the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent five (5) business days from June 2, 2021, the most recent one (1) month from May 10, 2021, the most recent three (3) months from March 9, 2021, and the most recent six (6) months from December 9, 2020, each ending on the reference date.) Furthermore, in order to take into account the state of future business operations of OTSUKA KAGU in the assessment, discounted cash flow analysis (“DCF Analysis”) was adopted for the calculation.

The following shows the assessment ranges for OTSUKA KAGU that were derived from each calculation method, when the share value per share of YAMADA HOLDINGS was set at one (1).

Methodology adopted	Range of calculated share exchange ratio
Average Market Price Analysis	0.44–0.59
DCF Analysis	0.26–0.64

In calculating the share exchange ratio above, Nomura Securities used public information and information that was provided to Nomura Securities without any independent verification of accuracy and completeness on the assumption that the information was accurate and complete. Nomura Securities did not independently perform any valuation, appraisal, or assessment of assets and liabilities (which include derivatives, off-balance sheet assets and liabilities and other contingent liabilities) of YAMADA HOLDINGS and OTSUKA KAGU and their affiliates, including the analysis or valuation of individual assets or liabilities, nor separately request any third-party institution to make such an appraisal or assessment. Nomura Securities assumes that the financial projections (including profit plans and other information) of OTSUKA KAGU have been reasonably considered and confirmed based on the best and faithful projection and judgment currently available to the management of YAMADA HOLDINGS at the present time. The calculation by Nomura Securities is based on the information available to Nomura Securities and economic conditions as of June 8, 2021. The purpose of the calculation by Nomura Securities is only to serve as a reference for the Board of Directors of YAMADA HOLDINGS in reviewing the share exchange ratio.

OTSUKA KAGU’s future financial projections that Nomura Securities used as a basis for applying the DCF Analysis contain fiscal years in which a significant increase or decrease in earnings is expected. Specifically, for the fiscal year ending April 2022, a sharp increase in earnings from the previous fiscal year is expected because sales are expected to increase as the number of visiting customers to its stores will recover from the slump due to the state of emergency declarations amid the spread of COVID-19, and its strengthened sales promotion campaign focusing on wealthy existing customers will bear fruit. Moreover, for the fiscal year ending April 2024 and that ending April 2025, a sharp increase in earnings from the respective previous fiscal years due to increases in sales in line with new store openings is expected. Those financial projections are not based on the premise that the Share Exchange is implemented.

In addition, YAMADA HOLDINGS Shares are listed on the First Section of the Tokyo Stock Exchange and a share price exists, Deloitte Tohmatsu Financial Advisory adopted the average market price analysis for the calculation. (Deloitte Tohmatsu Financial Advisory set June 8, 2021, as the reference date and used the closing share price on the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent one (1) month, the most recent three (3) months, and the most recent six (6) months, each ending on the reference date.)

With respect to OTSUKA KAGU, as OTSUKA KAGU Shares are listed on the JASDAQ market of the Tokyo Stock Exchange and a share price exists, Deloitte Tohmatsu Financial Advisory adopted the average market price analysis for the calculation. Furthermore, in order to take into account the state of future business operations in the assessment, it also adopted the DCF Analysis for the calculation.

In performing the market price analysis, Deloitte Tohmatsu Financial Advisory set June 8, 2021, as the reference date and used the closing share price on the JASDAQ market of the Tokyo Stock Exchange on the reference date and the simple average closing share prices for the most recent one (1) month, the most recent three (3) months, and the most recent six (6) months, each ending on the reference date.

In performing the DCF Analysis, with respect to OTSUKA KAGU, the cash flows based on the financial forecasts provided by the company for the period from the fiscal year ending April 2022 through to the fiscal year ending April 2026 were discounted to the current value by using a certain discount rate, in order to analyze the corporate value and share value. The discount rate used was 7.0% – 9.0%. When calculating the going concern value of OTSUKA KAGU, Deloitte Tohmatsu Financial Advisory adopted the perpetual growth method and performed the calculation based on a permanent growth rate of -1.0% – 1.0%.

OTSUKA KAGU’s future financial projections that Deloitte Tohmatsu Financial Advisory used as a basis for applying the DCF Analysis contain fiscal years in which a significant increase or decrease in earnings is expected. Specifically, for the fiscal year ending April 2022, a sharp increase in earnings from the previous fiscal year is expected because sales are expected to increase as the number of visiting customers to its stores will recover from the slump due to the state of emergency declarations amid the spread of COVID-19, and its strengthened sales promotion campaign focusing on wealthy existing customers will bear fruit. Moreover, for the fiscal year ending April 2024 and that ending April 2025, a sharp increase in earnings from the respective previous fiscal years due to increases in sales in line with new store openings is expected. Those financial projections are not based on the premise that the Share Exchange is implemented.

The following shows the assessment ranges for OTSUKA KAGU that were derived from each calculation method, when the share value per share of YAMADA HOLDINGS is set at one (1).

Methodology adopted	Range of calculated share exchange ratio
Average Market Price Analysis	0.432–0.589
DCF Analysis	0.388–0.669

In calculating the share exchange ratio above, Deloitte Tohmatsu Financial Advisory used public information and information that was provided to Deloitte Tohmatsu Financial Advisory from YAMADA HOLDINGS and OTSUKA KAGU without any independent verification of accuracy and completeness on the assumption that the information was accurate and complete and that there was no fact, which may have had a material impact on the calculation of the share exchange ratio, that was not disclosed to Deloitte Tohmatsu Financial Advisory. Deloitte Tohmatsu Financial Advisory did not independently perform any valuation, appraisal, or assessment of assets and liabilities (which include contingent liabilities) of YAMADA HOLDINGS and OTSUKA KAGU and their affiliates, including the analysis or valuation of individual assets or liabilities, nor separately request any third-party institution to make such an appraisal or assessment. Deloitte Tohmatsu Financial Advisory assumes that the information on the financial projections of OTSUKA KAGU, which was used for reference in the calculation, has been reasonably prepared based on the best and faithful projection and judgment currently available to the management of OTSUKA KAGU at the present time. The calculation of the share exchange rate by Deloitte Tohmatsu Financial Advisory is based on the information available to Deloitte Tohmatsu Financial Advisory and economic conditions as of June 8, 2021.

(3) Prospects of and reasons for delisting

Upon the Share Exchange, YAMADA HOLDINGS will become a wholly-owning parent company of OTSUKA KAGU effective on the date of September 1, 2021, and OTSUKA KAGU Shares will be delisted as of August 30, 2021 (the last trading date will be August 27, 2021) in accordance with the delisting criteria of JASDAQ market of the Tokyo Stock Exchange. After the delisting, it will be impossible to trade OTSUKA KAGU Shares on the JASDAQ market of the Tokyo Stock Exchange. Even after the delisting of OTSUKA KAGU Shares, YAMADA HOLDINGS Shares that will be allocated to the shareholders of OTSUKA KAGU (excluding YAMADA HOLDINGS) upon the Share Exchange will remain listed on the First Section of the Tokyo Stock Exchange, and they will be tradable on the First Section of the Tokyo Stock Exchange on and after the effective date of the Share Exchange. Therefore, YAMADA HOLDINGS believes that any shareholder of OTSUKA KAGU who holds not less than 173 OTSUKA KAGU Shares and will receive, upon the Share Exchange, an allocation of not less than 100 YAMADA HOLDINGS Shares, which is the number of shares constituting one unit of YAMADA HOLDINGS, will continue to be able to trade shares of not less than one unit of YAMADA HOLDINGS on the First Section of the Tokyo Stock Exchange and for shareholders of OTSUKA KAGU, the liquidity of shares will continue to be provided, even though shares of less than one unit of YAMADA HOLDINGS may be allocated to some of them.

On the other hand, any shareholder of OTSUKA KAGU who holds less than 173 OTSUKA KAGU Shares will receive an allocation of YAMADA HOLDINGS Shares of less than 100 shares, which is the number of shares constituting one unit of YAMADA HOLDINGS. Shareholders who will hold shares constituting less than one unit of YAMADA HOLDINGS cannot sell such shares constituting less than one unit on the First Section of the Tokyo Stock Exchange. However, each shareholder who will hold shares constituting less than one unit may request YAMADA HOLDINGS to purchase the shares constituting less than one unit held by such shareholder. In addition, such shareholders may purchase from YAMADA HOLDINGS the number of shares that will achieve a total of one unit together with the number of shares constituting less than one unit held by them. For details of such treatment, see (Note 3) “Treatment of shares constituting less than one unit (tangen miman kabushiki)” in 2.(3) above.

For details of the treatment of any fractions in the case where the number of YAMADA HOLDINGS Shares to be delivered upon the Share Exchange includes any fractions of less than one share, see (Note 4) “Treatment of any fractions of less than one share” in 2.(3) above.

Shareholders of OTSUKA KAGU may trade OTSUKA KAGU Shares they hold until August 27, 2021 (scheduled), which is the last trading day, on the JASDAQ market of the Tokyo Stock Exchange.

(4) Measures to ensure fairness

Since YAMADA HOLDINGS was the parent company of OTSUKA KAGU as of April 30, 2021, owning 30,000,000 OTSUKA KAGU Shares, which accounting for 51.83% of OTSUKA KAGU’s total outstanding shares (58,356,300 shares) less the number of treasury shares it held (470,054 shares), YAMADA HOLDINGS and OTSUKA KAGU have determined that it is necessary to ensure the fairness of the Share Exchange and therefore have implemented the following measures:

(i) Obtainment of valuation report from independent third-party valuation institutions

YAMADA HOLDINGS appointed Nomura Securities as a third-party valuation institution and received a valuation report dated June 9, 2021, therefrom concerning the share exchange ratio. For an outline of the valuation report, see (2) “Matters concerning the calculation” above.

Furthermore, OTSUKA KAGU appointed Deloitte Tohmatsu Financial Advisory as a third-party valuation institution and received the Share Exchange Ratio Valuation Report dated June 8, 2021, therefrom concerning the share exchange ratio. For an outline of the Share Exchange Ratio Valuation Report, see (2) “Matters concerning the calculation” above.

Neither YAMADA HOLDINGS nor OTSUKA KAGU has received an opinion (fairness opinion) from the third-party valuation institutions to the effect that the Share Exchange Ratio is appropriate or fair from a financial viewpoint.

(ii) Advice from independent law firms

YAMADA HOLDINGS appointed Nishimura & Asahi as its legal advisor and received legal advice concerning the decision-making methods and procedures to be implemented by the Board of Directors, including the procedures of the Share Exchange.

Nishimura & Asahi is independent from YAMADA HOLDINGS and OTSUKA KAGU and has no material interest in YAMADA HOLDINGS or OTSUKA KAGU.

OTSUKA KAGU appointed Kitahama Partners as its legal advisor and received legal advice concerning the decision-making methods and procedures to be implemented by the Board of Directors, including the procedures of the Share Exchange.

Kitahama Partners is independent from YAMADA HOLDINGS and OTSUKA KAGU and has no material interest in YAMADA HOLDINGS or OTSUKA KAGU.

(5) Measures to avoid conflicts of interest

Since YAMADA HOLDINGS was the parent company of OTSUKA KAGU as of April 30, 2021, owning 30,000,000 OTSUKA KAGU Shares, which accounting for 51.83% of OTSUKA KAGU’s total outstanding shares (58,356,300 shares) less the number of treasury shares it held (470,054 shares), OTSUKA KAGU implemented the following measures in order to avoid conflicts of interest:

(i) Obtainment by OTSUKA KAGU of a response to referrals (toshinsho) from a special committee that has no conflicts of interest

In order to be as careful as possible in making decisions on the Share Exchange, avoid possible arbitrariness and conflicts of interest as well as to ensure fairness upon the Share Exchange in the process undertaken by the Board of Directors, and to confirm that the decision on implementing the Share

Exchange at the Board of Directors will not be disadvantageous to the minority shareholders, on March 11, 2021, OTSUKA KAGU established a special committee (the “Special Committee”) composed of three persons, Mr. Go Anan (an attorney-at-law at SHIOMIZAKA) who is an Outside Director of OTSUKA KAGU and registered as an independent officer thereof with the Tokyo Stock Exchange, Mr. Katsushi Kuroda (a certified public accountant, Nihombashi Corporation) and Ms. Mariko Eto (an attorney-at-law, TMI Associates), who are Outside Audit & Supervisory Board Members of OTSUKA KAGU and registered as independent external officers thereof with the Tokyo Stock Exchange. All three have no conflicts of interest with YAMADA HOLDINGS. In considering the Share Exchange, OTSUKA KAGU consulted on the following matters with the Special Committee: (i) the rationality of the purpose of the Share Exchange (including whether the Share Exchange will contribute to an increase in the corporate value of OTSUKA KAGU); (ii) the appropriateness of the conditions (including the share exchange ratio) of the Share Exchange; (iii) the fairness of the negotiation procedures etc. that led to the Share Exchange; and (iv) whether the Share Exchange will be disadvantageous to the minority shareholders of OTSUKA KAGU (items (i) to (iv) are collectively referred to as the “Consultative Matters”).

The Special Committee held 12 meetings in total from March 11, to June 8, 2021, and carefully examined the Consultative Matters by collecting information and exchanging opinions as necessary.

Specifically, the Special Committee confirmed that there was no problem with the independence and expertise of Deloitte Tohmatsu Financial Advisory, which was appointed by OTSUKA KAGU as its third-party valuation institution, and Kitahama Partners, which was appointed by OTSUKA KAGU as its legal advisor, and it approved the appointments. Thereafter, the Special Committee conducted hearings with OTSUKA KAGU about the purpose of the Share Exchange, the background and process leading up to the Share Exchange, the preparation procedures, the details of OTSUKA KAGU’s financial forecasts used as a premise for the calculation of the share exchange ratio, and the review system and decision-making method for the Share Exchange. The Special Committee also sent a letter of inquiry to YAMADA HOLDINGS regarding the purpose of the Share Exchange. Thereafter, the committee conducted hearings with YAMADA HOLDINGS regarding the purpose of the Share Exchange, the background and process leading up to the Share Exchange, the reasons for choosing the Share Exchange, the management policy and treatment of employees after the Share Exchange, and it also held a question and answer session. In addition, the Special Committee received advice from Kitahama Partners, OTSUKA KAGU’s legal advisor, about the method and process of decision-making by the Board of Directors of OTSUKA KAGU in relation to the Share Exchange, and other measures to ensure the fairness of the procedural aspects, including the operation of the Special Committee, regarding the Share Exchange, as well as the measures to avoid conflicts of interest. The committee also conducted hearings with Kitahama Partners about the outcome of the legal due diligence conducted on YAMADA HOLDINGS and held a question and answer session. Furthermore, OTSUKA KAGU requested that AGS Consulting Co., Ltd. and AGS Tax Accountant Corporation (collectively referred to as “AGS”) conduct financial and tax due diligence regarding YAMADA HOLDINGS (the Special Committee confirmed that AGS has no material interest in YAMADA HOLDINGS or OTSUKA KAGU). Thereafter, the Special Committee conducted hearings with AGS regarding the results of the financial and tax due diligence and it held a question and answer session. The Special Committee also received explanations from Deloitte Tohmatsu Financial Advisory, the third-party valuation institution appointed by OTSUKA KAGU, regarding the methods and results of the calculations of the share exchange ratio and it held a question and answer session. Until it received the final proposal for the Share Exchange Ratio from YAMADA HOLDINGS, the Special Committee was substantially involved in the negotiations with YAMADA HOLDINGS, received reports as necessary on the background and content of discussions and negotiations regarding the Share Exchange between YAMADA HOLDINGS and OTSUKA KAGU, discussed the negotiation policy and other matters several times, and expressed its opinions to OTSUKA KAGU.

After such procedures, the Special Committee carefully discussed and considered the Consultative Matters and submitted to the Board of Directors of OTSUKA KAGU a response to referrals (toshinsho) on June 8, 2021, stating that it considers that the Share Exchange is not disadvantageous to the minority shareholders. For an outline of the opinion of the Special Committee, see 9.(3) “Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders” below.

(ii) Unanimous approval by the Directors of OTSUKA KAGU who have no conflicts of interest and unanimous opinion of the Audit & Supervisory Board Members of OTSUKA KAGU who have no conflicts of interest that they have no objection

Among the eight Directors of OTSUKA KAGU attending the Board of Directors meeting of OTSUKA KAGU held today resolving the proposal regarding the Share Exchange, Messrs. Tsuneo Mishima and Atsushi Murasawa are Directors of YAMADA HOLDINGS, Mr. Akihiro Natori is General Manager, Interior furniture business, Segment Business Division of YAMADA HOLDINGS, and Mr. Daisuke Seino is seconded from YAMADA HOLDINGS. Accordingly, from the perspective of avoiding conflicts of interest, the four Directors other than Messrs. Tsuneo Mishima, Atsushi Murasawa, Akihiro Natori, and Daisuke Seino engaged in discussions and made a resolution with unanimous consent to execute the Share Exchange. Messrs. Tsuneo Mishima, Atsushi Murasawa, Akihiro Natori, and Daisuke Seino did not participate in any consultations and negotiations regarding the Share Exchange from the position of OTSUKA KAGU.

In addition, all three Audit & Supervisory Board Members of OTSUKA KAGU attended the Board of Directors meeting above and all of them expressed the opinion that they have no objection to the Share Exchange.

4. Company profile of the parties to the Share Exchange

		Wholly-owning parent company	Wholly-owned subsidiary

(1)	Name	YAMADA HOLDINGS CO., LTD.	OTSUKA KAGU, LTD.

(2)	Address	1-1, Sakae-cho, Takasaki-city, Gunma	3-6-11 Ariake, Koto-ku, Tokyo

(3)	Name and title of representative	Tsuneo Mishima, Representative Director, President and COO	Tsuneo Mishima, Representative Director, Chairman and President

(4)	Description of business	Planning and drafting of Group management strategies, management and supervision of Group companies, common Group services, etc.	General sales of furniture, home electrical appliances and home interiors

(5)	Amount of capital	71,077 million yen (as of March 31, 2021)	4,581 million yen (as of April 30, 2021)

(6)	Date of incorporation	September 1, 1983	August 28, 1972

(7)	Number of shares issued	966,560,272 shares (as of March 31, 2021)	58,356,300 shares (as of April 30, 2021)

(8)	Fiscal year-end	March 31	April 30

(9)	Number of employees	24,300 (consolidated) (as of March 31, 2021)	950 (non-consolidated) (as of April 30, 2021)

(10)	Major business partners	Panasonic Consumer Marketing Co., Ltd., Hitachi Global Life Solutions, Inc., Sharp Marketing Japan Corporation, TOSHIBA CONSUMER MARKETING CORPORATION, MITSUBISHI ELECTRIC LIFE NETWORK CORP	—
(11)	Main financing banks	Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., THE TOWA BANK, LTD., The Gunma Bank, Ltd., THE HACHIJUNI BANK, LTD., Daishi Hokuetsu Bank, Ltd.	Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., The Tokyo Star Bank, Limited

(12)	Major shareholders and shareholding ratio (Note 1)	TECC PLANNING Co., Ltd.		7.97%	YAMADA HOLDINGS CO., LTD.		51.83%
		The Master Trust Bank of Japan, Ltd. (Trust Account)		7.45%	TKP Corporation		2.23%
		Custody Bank of Japan, Ltd. (Trust Account)		5.57%	SBI SECURITIES Co., Ltd.		0.99%
		Noboru Yamada		3.53%	JAPAN SECURITIES FINANCE CO., LTD.		0.86%
		SoftBank Corp.		2.95%	Haruo Otsuka		0.78%
		STATE STREET BANK WEST CLIENT-TREATY 505234		2.45%	Kabushiki Kaisha Kikyou Kikaku		0.74%
		The Gunma Bank, Ltd.		2.12%	Yuta Yamada		0.71%
		Shinsei Trust & Banking Co., Ltd. ECM MF Trust Account 8299001		1.71%	Hiroaki Ikeda		0.68%
		Custody Bank of Japan, Ltd. (Trust Account 7)		1.63%	Monex, Inc.		0.54%
		THE BANK OF NEW YORK 133972		1.56%	OTSUKA KAGU Employee Stock Ownership Plan		0.45%
		(as of March 31, 2021)			(as of April 30, 2021)

(13)	Relationship between the parties

	Capital relationships	As of April 30, 2021, YAMADA HOLDINGS owns 30,000,000 OTSUKA KAGU Shares, accounting for 51.83% of the total number of shares issued by OTSUKA KAGU (58,356,300 shares) less the number of treasury shares (470,054 shares), and is the parent company of OTSUKA KAGU.

	Personal relationships	Two Directors of YAMADA HOLDINGS concurrently serve as Directors of OTSUKA KAGU and one employee of YAMADA HOLDINGS concurrently serve as a Directors of OTSUKA KAGU, and one employee of YAMADA HOLDINGS is seconded to serve as a Director of OTSUKA KAGU. In addition, as of April 30, 2021, YAMADA HOLDINGS group accepts 76 seconded employees from OTSUKA KAGU, and as of the same date, OTSUKA KAGU accepts 57 seconded employees from YAMADA HOLDINGS group.

	Business relationships	OTSUKA KAGU purchases home appliances and other products from YAMADA HOLDINGS, and sells furniture and other products to YAMADA HOLDINGS.

	Status as a related party	OTSUKA KAGU is a consolidated subsidiary of YAMADA HOLDINGS, and YAMADA HOLDINGS and OTSUKA KAGU are related parties to one another.

(14)	Operating results and financial position for the last three years
(Millions of yen, unless otherwise stated)
		YAMADA HOLDINGS (consolidated)			OTSUKA KAGU (Note 2), (Note 3), (Note 4)
Fiscal year		FY ended March 31, 2019	FY ended March 31, 2020	FY ended March 31, 2021	FY ended December 31 2018	FY ended April 30, 2020	FY ended April 30, 2021

Consolidated net assets		591,593	645,166	672,545	12,729	11,788	9,416

Consolidated total assets		1,184,042	1,163,494	1,252,599	20,927	18,587	16,079

Consolidated net assets per share (yen)		723.55	721.37	792.26	676.19	203.12	162.15

Consolidated net sales		1,600,583	1,611,538	1,752,506	37,388	34,855	27,799

Consolidated operating profit	27,864	38,326	92,078	(5,168)	(7,611)	(2,073)

Consolidated ordinary profit	36,889	46,074	98,875	(5,313)	(7,754)	(2,256)

Profit attributable to owners of parent	14,692	24,605	51,798	(3,240)	(7,718)	(2,371)

Consolidated profit per share (yen)	18.18	28.38	62.82	(172.15)	(225.04)	(40.97)

Dividend per share (yen)	13.00	10.00	18.00	0.00	0.00	0.00

Note 1:	Shareholding ratios are calculated based on the total number of shares issued excluding treasury shares.

Note 2:	All figures for the operating results and financial position of OTSUKA KAGU are on a non-consolidated basis.

Note 3:

OTSUKA KAGU amended part of its Articles of Incorporation by a resolution at the Ordinary General Meeting of Shareholders held on March 31, 2019, to change its fiscal year starting from May 1 of each year to April 30 of the following year. As a result of this change in the fiscal year, the fiscal year ended April 30, 2020, covers 16 months from January 1, 2019, to April 30, 2020.

Note 4:	All figures for OTSUKA KAGU for the fiscal year ended April 30, 2021, are unaudited.

5. Status after the Share Exchange

Wholly-owning parent company

(1)	Name	YAMADA HOLDINGS CO., LTD.

(2)	Address	1-1, Sakae-cho, Takasaki-city, Gunma

(3)	Name and title of representative	Tsuneo Mishima, Representative Director, President and COO

(4)	Description of business	Planning and drafting of Group management strategies, management and supervision of Group companies, common Group services, etc.

(5)	Amount of capital	71,077 million yen

(6)	Fiscal year-end	March 31

(7)	Net assets	To be determined

(8)	Total assets	To be determined

6. Summary of accounting treatment

The Share Exchange is expected to constitute a common control transaction, etc. under the accounting standards for business combinations.

7. Future outlook

Since OTSUKA KAGU is already a consolidated subsidiary of YAMADA HOLDINGS, the impact of the Share Exchange on the business results of both YAMADA HOLDINGS and OTSUKA KAGU is expected to be minimal.

8. Treatment of shareholder benefits

OTSUKA KAGU operates a shareholder benefit program for shareholders who have been continuously holding OTSUKA KAGU Shares for at least six months (Note 1) and who hold at least 100 shares (one unit), with October 31 and April 30 as the record dates.

In the event that the Share Exchange takes place, OTSUKA KAGU’s stock will be delisted, so OTSUKA KAGU will discontinue its shareholder benefit program from the fiscal year ending April 30, 2022.

Shareholder benefits for the record dates of October 31, 2020 and April 30, 2021 may be used for the duration of validity of such shareholder benefits.

Note 1:

Whether there has been continuous holding “for at least six months” shall be determined by the same shareholder number being listed or recorded at least twice in succession in the shareholder registry as of October 31 and April 30 (up to 2019, in the registry as of June 30 and December 31).

9. Matters relating to transactions, etc. with the controlling shareholder

(1) Applicability of transactions, etc. with the controlling shareholder and compliance with guidelines on measures to protect minority shareholders

As of April 30, 2021, YAMADA HOLDINGS owns 30,000,000 OTSUKA KAGU Shares, accounting for

51.83% of the total number of shares issued by OTSUKA KAGU (58,356,300 shares) less the number of treasury shares (470,054 shares), and is the parent company of OTSUKA KAGU. Therefore, for OTSUKA KAGU, the Share Exchange constitutes a transaction, etc. with a controlling shareholder.

In the “Corporate Governance Report” disclosed on January 14, 2021, by OTSUKA KAGU (the “Corporate Governance Report”), the following is stated as “Policy on measures to protect minority shareholders in transactions, etc. with the controlling shareholder.”

“As a listed company, we maintain a certain level of independence. Even in our dealings with the parent company, YAMADA HOLDINGS, and its group companies, we fully take into consideration market prices and other conditions as is the case with general transactions, and avoid disadvantages for minority shareholders.”

As described in 3.(4) “Measures to ensure fairness” and 3.(5) “Measures to avoid conflicts of interest” above, in considering the Share Exchange, OTSUKA KAGU has taken measures to ensure the fairness of the Share Exchange and to avoid conflicts of interest, which, we believe, are in compliance with the contents of the Corporate Governance Report.

(2) Matters relating to measures to ensure fairness and measures to avoid conflicts of interest

Since the Share Exchange constitutes a transaction, etc. with the controlling shareholder for OTSUKA KAGU, as stated in (1) “Applicability of transactions, etc. with the controlling shareholder and compliance with guidelines on measures to protect minority shareholders” above, OTSUKA KAGU has determined that measures to ensure fairness and to avoid conflicts of interest were necessary to address structural conflicts of interest and information asymmetry issues. OTSUKA KAGU thoroughly discussed and considered the terms and conditions of the Share Exchange at the Board of Directors, and took measures stated in 3.(4) “Measures to ensure fairness” and 3.(5) “Measures to avoid conflicts of interest” above, in order to ensure fairness and avoid conflicts of interest, before making decisions.

(3) Outline of the opinion obtained from those who have no interest in the controlling shareholder that the transaction, etc. is not against interests of minority shareholders

As stated in 3.(5) “Measures to avoid conflicts of interest” above, OTSUKA KAGU has established the Special Committee and consulted with it on the Consultative Matters in order to support OTSUKA KAGU’s careful decision-making on the Share Exchange, to eliminate manipulation and the possibility of conflicts of interest in the decision-making process of the Board of Directors of OTSUKA KAGU to ensure its fairness, and to confirm that the Board of Directors’ decision to implement the Share Exchange is not disadvantageous to minority shareholders of OTSUKA KAGU.

As a result, OTSUKA KAGU received a report from the Special Committee dated June 8, 2021, which is summarized as follows:

(i) Reasonableness of the purpose of the Share Exchange (including whether the Share Exchange will contribute to the improvement of OTSUKA KAGU’s corporate value)

OTSUKA KAGU is facing a challenging business environment primarily due to the contraction of the furniture market caused by the decrease in the number of new housing constructions and severe competition from existing competitors. In addition, management issues have been identified, such as the damage of brand image, the decrease in sales opportunity as a result of earning structure improvement and cost reduction measures, the issue of structural conflicts of interest with YAMADA HOLDINGS, and the continuous recording of operating losses and negative operating cash flows since the fiscal year ended December 2016, accompanied by GC note, making it difficult to make aggressive investments.

In addition, based on the current capital structure, from the perspective of considering the minority shareholders of both OTSUKA KAGU and YAMADA HOLDINGS, the investment in management resources and financial support from YAMADA HOLDINGS to OTSUKA KAGU is limited. At present, capital expenditure needed to renovate stores to rebuild the OTSUKA KAGU brand and to open new stores to expand sales opportunity, etc. has been inadequate and the situation is difficult for swiftly realizing aggressive and bold sales development.

Therefore, OTSUKA KAGU believes it is necessary to implement swift business investment etc., under the necessary and adequate support from YAMADA HOLDINGS by becoming a wholly-owned subsidiary of YAMADA HOLDINGS, in order to deal with the aforementioned management issues with a sense of speed as well as to decisively start and implement earning structure improvements.

On this point, the Share Exchange is forecast to provide advantages to OTSUKA KAGU and YAMADA HOLDINGS. For OTSUKA KAGU, becoming a wholly-owned subsidiary of its parent, YAMADA

HOLDINGS will strengthen the alliance between OTSUKA KAGU and YAMADA HOLDINGS more than it would if maintaining the current capital and business alliance as a listed subsidiary. OTSUKA KAGU will receive more aggressive investment of management resources and financial support from YAMADA HOLDINGS without concerns such as consideration of minority shareholders and risk management, which will allow OTSUKA KAGU to aim for expansion of sales opportunities and stabilize. We believe that aggressive investment can be implemented promptly and decisively, and such investment is expected to restore the brand image, improve management efficiency and realize cost synergies, etc.

On the other hand, the disadvantages of delisting OTSUKA KAGU are thought to include a decline in creditworthiness, constraints on funding methods, a weaker compliance structure, negative impact on recruitment, and lower morale of existing personnel. However, under the Share Exchange, OTSUKA KAGU is scheduled to become a wholly-owned subsidiary of YAMADA HOLDINGS, a listed company, meaning the social credibility and popularity cultivated by OTSUKA KAGU to date will be complemented by YAMADA HOLDINGS’ creditworthiness. Therefore, we do not anticipate that delisting OTSUKA KAGU will have a significant negative impact on the company’s recruitment or retention of personnel or on its relationships with its trading partners. In addition, following the Share Exchange, YAMADA HOLDINGS intends to aggressively invest in management resources and provide support on the financial side, so no particular impediment is anticipated in the form of constraints on funding methods. A certain governance structure needs to be maintained as a wholly-owned subsidiary of a listed company even after becoming a non-listed company, so there are no major concerns about a weakening of the compliance structure. Thus, the disadvantages of OTSUKA KAGU becoming a non-listed company shall be limited.

As noted above, recognizing the importance of the expected advantages for OTSUKA KAGU from the Share Exchange, while noting limited disadvantages, the Share Exchange is considered to contribute to an increase in the corporate value of OTSUKA KAGU (Yamada Holdings group) and the Share Exchange’s objective is recognized as rational.

(ii) Reasonableness of the terms and conditions of the Share Exchange (including the share exchange ratio)

(a) The Share Exchange Ratio

The Share Exchange Ratio is within the valuation range of the results calculated by the DCF analysis and exceeds the median for the range. In addition, as a result of consideration of specific materials concerning the financial forecasts and the exchange of questions and answers with Deloitte Tohmatsu Financial Advisory and OTSUKA KAGU concerning matters such as the choice of valuation method, and OTSUKA KAGU’s financial forecasts that form the basis of calculations in the DCF analysis, the Special Committee finds nothing particularly unreasonable in light of the general valuation operations.

In addition, relative to the simple averages of closing prices for the most recent three months and six months, the premium for the Share Exchange can be assessed as favorable when compared to premium levels on other share exchanges conducted in recent years for the purpose of turning a listed company into a wholly-owned subsidiary of another listed company. On the other hand, there is a discount compared to the closing price on the record date, and the premium value for the simple averages of the closing prices for the most recent one-month can be evaluated as not necessarily being at an adequate level compared to premiums for other similar share exchanges.

However, (i) in addition to the fact that the Share Exchange Ratio is at a level that exceeds the median of the range of results calculated by DCF analysis, (ii) for the decisive and swift implementation of drastic structural reforms and growth strategies at OTSUKA KAGU, the timing of the Share Exchange is also important, and currently, in light of the business environment and management issues currently faced by OTSUKA KAGU, it is reasonable to be proactive and take this occasion to implement the Share Exchange, and (iii) because the consideration for the Share Exchange will be stock, not cash, OTSUKA KAGU’s minority shareholders should be able to benefit from the synergies generated following the Share Exchange through the shares of YAMADA HOLDINGS they will be allocated through the Share Exchange; accordingly, even though there is a discount compared to the closing price on the record date and the premium value for the simple averages of the closing prices for the most recent one-month may not be at an adequate level compared to premiums for other similar share exchanges, the reasonableness of the Share Exchange Ratio cannot be denied.

Comprehensively considering the above circumstances, the Share Exchange Ratio is recognized as reasonable.

(b) Fairness of the procedures in the negotiation processes

In addition, as noted in “(iii) Fairness of the negotiation process and other procedures leading to the Share Exchange” below, the procedures in the negotiation processes relating to the Share Exchange are deemed to be fair, and the Share Exchange Ratio is considered to have been determined in light of the results of such negotiation.

(c) Appropriateness of the scheme relating to the Share Exchange

Furthermore, the scheme relating to the Share Exchange is for YAMADA HOLDINGS’ shares or subscription rights to shares to be allocated and delivered to OTSUKA KAGU’s shareholders and holders of subscription rights to shares. The delivery of YAMADA HOLDINGS’ shares or subscription rights to shares is considered to be a method with merit for OTSUKA KAGU’s shareholders and holders of subscription rights to shares who will benefit from a medium- to long-term increase in OTSUKA KAGU’s corporate value, since former OTSUKA KAGU shareholders and holders of subscription rights to shares will receive future benefit through YAMADA HOLDINGS’ Shares. In addition, nothing extraordinary or particularly unreasonable was found in other terms and conditions for the transaction and there is nothing disadvantageous to minority shareholders.

(d) Summary

As described above, the method of implementation and the scheme for the Share Exchange, the terms and conditions (including the Share Exchange Ratio) of the Share Exchange, including the types of consideration granted to OTSUKA KAGU’s minority shareholders and allocation ratio, are deemed appropriate.

(iii) Fairness of the negotiation process and other procedures leading to the Share Exchange

(a) Absence of improper influence through contribution of persons involved with YAMADA HOLDINGS in the negotiation processes

Among Directors of OTSUKA KAGU, Representative Director, Chairman and President Tsuneo Mishima, Board Director Daisuke Seino, Board Director Atsushi Murasawa, and Board Director Akihiro Natori, all of whom hold concurrent positions at YAMADA HOLDINGS did not participate in the deliberations and resolution of the Board of Directors concerning the Share Exchange since they have a conflict of interest with OTSUKA KAGU in relation to the Share Exchange. They also did not participate or contribute to any other process of discussion, negotiation and examination relating to the Share Exchange.

In addition, apart from the above, it was found that there was no direct or indirect involvement by any party of interest of YAMADA HOLDINGS in the process of discussion, negotiation and examination relating to the Share Exchange, and no particular incidence that would infer improper influence on the Share Exchange, and no facts that would raise doubts about the fairness of procedures were found.

(b) Examination structure and method of examination by OTSUKA KAGU

Furthermore, in light of the Share Exchange being a “takeover of a dependent company by a controlling shareholder” with the issue of structural conflict of interest existing, OTSUKA KAGU established a Special Committee that received advice, opinions, etc. (including the Share Exchange Ratio Valuation Report) from Deloitte Tohmatsu Financial Advisory, which the Special Committee recognized as being a third-party valuation institution and advisor that is independent from OTSUKA KAGU and YAMADA HOLDINGS, the results of a legal due diligence report on YAMADA HOLDINGS as well as other legal advice and opinions from legal advisor Kitahama Partners, and the results of a financial and tax due diligence report on YAMADA HOLDINGS from AGS to ensure the fairness of procedures relating to the Share Exchange and on account of avoiding conflicts of interest and eliminating arbitrariness in the decision-making process when deciding to proceed with the Share Exchange.

Then, in light of the above, OTSUKA KAGU carefully deliberated and examined the appropriateness of the terms and conditions of the Share Exchange such as the Share Exchange Ratio and the fairness of the series of procedures for the Share Exchange in view of improving the company’s corporate value and, ultimately, the common interests of its shareholders.

(c) Discussion and negotiation by OTSUKA KAGU

In accordance with negotiation guidelines approved in advance by the Special Committee, OTSUKA KAGU had multiple substantive discussions and negotiations with YAMADA HOLDINGS concerning the Share Exchange Ratio to ensure fairness in order to protect the interests of minority shareholders. Specifically, OTSUKA KAGU undertook, through Deloitte Tohmatsu Financial Advisory, multiple negotiations relating to the Share Exchange Ratio with YAMADA HOLDINGS via its financial advisor Nomura Securities, including the provision of response document approved by the Special Committee, and as a result of the negotiations, successfully raised the share exchange ratio.

(d) Summary

As noted above, the Share Exchange has in place appropriate measures to ensure fairness, compared to similar cases of other companies, and is considered to have ensured during the formation process of terms and conditions that we can value this transaction as one between independent individual parties, so fairness is verified in the procedures such as the negotiation process relating to the Share Exchange.

(iv) Whether the Share Exchange is against interests of minority shareholders of OTSUKA KAGU

As a result of careful examination of matters including (i) and (iii) above, it has been concluded that the Share Exchange is not disadvantageous to OTSUKA KAGU’s minority shareholders.

(Reference) YAMADA HOLDINGS’ consolidated earnings forecast for the fiscal year ending March 31, 2022 (released on May 6, 2021), and consolidated results for the fiscal year ended March 31, 2021

(Millions of yen)

	Consolidated net sales	Consolidated operating profit	Consolidated ordinary profit	Profit attributable to owners of parent

Earnings forecast for the fiscal year ending March 31, 2022	1,686,000	90,000	97,000	52,000

Results for the fiscal year ended March 31, 2021	1,752,506	92,078	98,875	51,798

(Reference) Results for the fiscal year ended April 30, 2021				(Millions of yen)

	Net sales	Operating profit	Ordinary profit	Profit

Results for the fiscal year ended April 30, 2021	27,799	(2,073)	(2,256)	(2,371)

Note: The earnings forecast of OTSUKA KAGU for the fiscal year ending April 30, 2022, has not been released as the company is scheduled to be delisted on August 30, 2021.